EXHIBIT 10.2


                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT is made as of this 31st day of March, 2003, by and between OLD LINE BANK, a Maryland-chartered commercial bank (the "Bank" or "Employer") and JOSEPH BURNETT (the "Employee").

                              EXPLANATORY STATEMENT
                              ---------------------

         The Bank desires to employ the Employee as the Senior Vice President on the terms and conditions herein set forth, and the Employee has agreed to accept employment with the Bank on the terms and conditions herein set forth.

         NOW THEREFORE, in consideration of the premises and the mutual promises made herein, the parties agree as follows:

         1. Employment. The Bank hereby employs the Employee as a Senior Vice President and agrees to continue to employ the Employee in that position (or in any position approved by the Bank) during the term of this Agreement, except as otherwise provided below.

         2. Term. The term of this Agreement will initially be set at two (2) years commencing on the date hereof and will automatically be extended for periods of one (1) year on the first anniversary hereof (calculated based on the date hereof) and on each consecutive anniversary thereafter; provided however that the automatic renewals as set forth in this paragraph 2 may be terminated by either party hereto giving notice to the other party of such termination not less than ninety (90) days prior to any anniversary date hereof, in which event the term will end on the second anniversary of the initial term or at the end of any extensions hereof. The initial term and any extensions thereof are referred to herein as the "Term".

         3. Compensation.
            -------------

                  A. The Employee's base salary for the first year under this Agreement shall be $107,000.00 per annum, payable on a bi-weekly basis. Employee may receive a bonus at the end of each calendar year but such bonus is payable in the sole discretion of the CEO. Provided that sufficient options are available for grant under a stockholder approved stock option plan, on the 31st of December of each year, the Bank (or such entity (the "Company") that then may control the Bank) shall grant options to Employee to purchase not less than 750 shares of stock in the Bank or the Company or such greater amount as may be approved by the Board of Directors or an appropriate committee of the Board of Directors. The exercise price for the options shall be the fair market value of the Bank's or Company's stock on the date the options were granted. The options must be exercised within ten (10) years of the date such options were granted. Notwithstanding anything to the contrary contained in this Section 3(A), the options to be granted pursuant to this Section 3(A) will only be evidenced by, and will be subject to the

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terms and conditions of, a stock option agreement to be entered into between the
Bank and Employee.


         4. Duties.
         ----------

                  A. During the term of this Agreement, the Employee shall serve as the Senior Vice President. He shall have such powers and shall perform such duties that are incident and customary to this office, and as granted and assigned to him by the Chief Executive Officer ("CEO") and/or the Board of Directors.

                  B. The Employee shall devote his full time, attention, skill, and energy to the performance of his duties under this Agreement, and shall comply with all reasonable professional requests of the Bank; provided, however, that the Employee will be permitted to engage in and manage personal investments and to participate in community and charitable affairs, so long as such activities in the judgment of the Bank's CEO do not create a conflict of interest or interfere with the performance of his duties under this Agreement. In furtherance of this commitment, the Employee shall disclose all positions he holds with other organizations and any ownership interests he has in other business entities which he may influence or control management decisions. Such disclosures shall be made at the commencement of the Employee's employment and from time-to-time throughout his employment when his circumstances have changed to make such a disclosure appropriate.

                  C. The Employee shall immediately notify the Company of (i) his own illness and consequent absence from work or (ii) any intended significant change in his plans to work for the Company.

         5. Vacation, Sick and Personal Leave.
         -------------------------------------

                  A. The Employee shall be entitled to a total of twenty (20) days of paid vacation each calendar year, which he may use in accordance with the Bank's announced policy that is in effect from time-to-time. The Employee may take his vacation at such times that do not interfere with the performance of his duties under this Agreement.

                  B. The Employee shall be entitled to eight (8) days of paid sick leave each calendar year, which he may use in accordance with the Bank's announced policy that is in effect from time-to-time.

         6. Expenses. The Bank shall reimburse the Employee for all reasonable expenses incurred in connection with his duties on behalf of the Bank, provided that the Employee shall keep and present to the Bank records and receipts relating to reimbursable expenses incurred by his. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Bank reasonably may require in order to substantiate the Bank's right to claim income tax deductions for such expenses. For any expenditure in excess of $500.00, the Employee must obtain written approval from the CEO if he is to be reimbursed for the expense. Without limiting the generality of the foregoing, the Employee shall be entitled to reimbursement

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for any business-related travel,  business-related entertainment and other costs and expenses reasonably incident to the performance of his duties on behalf of the Bank.

         7. Fringe Benefits.
         -------------------

                  A. Insurance. The Employee shall receive health insurance, consistent with the terms set forth in the plan established by the Bank for its employees. The Bank shall also pay the premiums for Employee to receive the following insurance, consistent with the terms set forth in the plans established by the Bank for its employees: dental; life; short-term disability; and long-term disability.

                  B. Banking. The Bank shall not charge the Employee for use of a savings account, checking account or debit card issued by the Bank. The Bank also shall offer discounted interest rates on loans to the Employee. The Employee is eligible to have his paychecks deposited directly in any account he has with the Bank or elsewhere.

         8. Termination of Employment.
         -----------------------------

                  A. This Agreement shall terminate prior to the expiration of its Term only upon the occurrence of one or more of the following events: (i) death of the Employee; (ii) if the Bank reasonably determines that the Employee is physically or mentally incapacitated and has been unable to perform his duties under this Agreement for a period of sixty (60) consecutive days and, in order to assist the Bank in making such determination, the Employee agrees to make himself available for medical examination by one or more physicians chosen by the Bank and grants to the Bank and such physicians access to all relevant medical information, including copies of the Employee's medical records and access to the Employee's own physicians; (iii) if the Employee gives sixty (60) days written notice of his resignation to the Bank's CEO; or (iv) if the Bank terminates the Employee for "cause" as defined below. In the event that the Bank terminates this Agreement for "cause" as defined below, the Employee shall use his best efforts to assist the Bank, as requested, in the orderly transition of the Employee's duties to the Bank and his successor, if any.

                  B. Termination for Cause. Notwithstanding the provisions of
Section 2 above, the Employee's employment (and all of his rights and benefits under this Agreement) shall terminate immediately after written notice upon the happening of any one or more of the following events, which constitute "cause":
(i) the Employee has breached, in any material respect, a provision of this Agreement; (ii) the Employee refuses to perform the duties of his employment under this Agreement in any material respect; (iii) the Employee has committed any act or omission materially and adversely affecting his reputation or that of the Bank or any of its affiliates or materially and adversely affecting any product, policy, program or service offered through or developed by the Bank or any of its affiliates; (iv) the Employee is convicted of or pleads guilty to a charge of any felony or of any lesser crime involving fraud or moral turpitude or directed against the Bank, its affiliates or any of their shareholders, employees, agents or contractors; (v) the Employee commits any other act which is inconsistent with the good faith fulfillment of his responsibilities as an employee of the Bank or is done with the intent to harm the Bank, its affiliates or any of their shareholders, employees, agents or contractors; (vi)

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the Employee violates any material statute, rule or regulation of any federal, state or local governmental authority pertaining to the marketing, sale, solicitation or offer of any product, policy or program of the Bank or its affiliates; and (vii) the Employee commits any other act or omission which an arbitrator or a court of competent jurisdiction justifies as grounds for dismissal for cause.

                  C. Unused Vacation, Sick and Personal Leave. The Employee shall be eligible to receive the remaining balance of his unused vacation and personal leave at the termination of his employment only if he is not terminated for "cause" as defined above and he returns all Bank property to the Bank prior to his final day of employment. Employee shall have no right to receive any unused sick leave. If the Employee fails to return any Bank property prior to his last day of employment, the Employee authorizes the Bank to deduct from his final paycheck the reasonable cost (not value) of that item. In the event that the Employee elects to terminate his employment, he must provide the Company with 60 days notice as provided above in order to receive the remaining balance of his unused vacation and sick leave.

           9. Non-Competition Agreement.
           -----------------------------

                  A. The Employee agrees that, for one (1) year following termination from the Bank, regardless of reason, he will not, as an individual, stockholder, officer, director, partner, agent, employee, consultant, or representative, act for or on behalf of or have any interest, direct or indirect, in any business similar to or competitive with the Bank's business within a 25-mile radius of any location where the Bank operates.

                  B. The Employee agrees, during the period of employment and for one (1) year following the termination of employment, not to solicit or sell or attempt to solicit or sell, for his own account or on behalf of any person or corporation other than the Bank, services or products that are competitive with the services or products of the Bank to any customer or client to which the Employee (or employees under his managerial control) has solicited or sold any services or products on behalf of the Bank during any part of the two (2) years immediately preceding the termination of his employment. This restriction shall, in the case of a multi-location customer or client, apply to the location or locations where Employee (or employees under his managerial control) solicited or sold services or products, as well as any offices of that customer or client within a 25-mile radius of the location or locations where Employee (or employees under his managerial control) solicited or sold services or products.

                  C. Employee agrees, during the period of employment and for one (1) year following termination, not to perform or render services or attempt to perform or render services, for his own account or on behalf of any person or corporation other than the Bank, for any customer or client of the Bank for which the Employee (or employees under his managerial control) has performed any services, during any part of the two (2) years immediately preceding the termination of his employment. This restriction shall, in the case of a multi-location customer or client, apply to the location or locations where the Employee (or employees under his managerial control) performed or rendered services, as well as any offices of that customer or client within a 25-mile radius of the location or locations where the Employee (or employees under his managerial control) performed or rendered services.

                  D. The Employee agrees, during the period of employment and for one (1) year following termination, not to solicit or hire, either directly or indirectly, any current employee of the Bank to work or perform services for his own account or on behalf of any person or corporation other than the Bank, or attempt to induce any employee to leave the employ of the Bank to work for the Employee or any other person, firm or corporation.

                  E. The Employee acknowledges that any breach of these provisions will cause irreparable harm to the Bank and entitle the Bank to injunctive or other equitable relief, as well as damages. In the event of a breach of Paragraphs A through C of this Section, the Employee shall pay to the Bank liquidated damages equal to any money received by the Employee due to violation of these Paragraphs, as well as court costs and reasonable attorneys' fees incurred by the Bank to enforce this Agreement. In the event of a breach of Paragraph D of this Section, the Employee shall pay to the Bank liquidated damages equal to any money received by the Employee due to violation of this Paragraph or the equivalent of the most recent one (1) year's salary (at the company) of the hired solicited employee, whichever is greater. Additionally, the Employee agrees to pay the Bank court costs and reasonable attorneys' fees incurred by the Bank to enforce this Agreement.

         10. Trade Secrets, Confidential Information and Intellectual Property. The Employee acknowledges that and as a result of his employment with the Bank, the Employee has, is and will be making use of, acquiring, and adding to information of a special and unique nature and value relating to the Bank's intellectual property, trade secrets and other confidential information. In that regard, the Employee agrees to the following:

                  A. The Employee shall not, at any time during or following his employment with the Bank, divulge or disclose, or employ for any purpose whatsoever, any of the Bank's trade secrets or other confidential information that have been obtained by or disclosed to the Employee as a result of the Employee's employment by the Bank. For purposes of this Agreement, "trade secrets or other confidential information" shall mean all information which is used in the Bank's business and which gives the Bank the opportunity to obtain advantage over its competitors who do not know or use such information, regardless of whether written or otherwise, including, but not limited to, trade secrets, business methods, business plans, financial data, customer lists and contracts, pricing plans, marketing plans or strategies, security devices, product information, billing procedures, employee lists, salaries and other personnel information, and other business arrangements. The term "trade secrets or other confidential information" is not meant to include any information which, at the time of disclosure, is generally known by the public or any competitors of the Bank. If the Employee has any questions regarding the confidential status of information, he should contact the CEO.

                  B. All notes, data, reference items, sketches, drawings, memoranda, records, and other materials in any way relating to any of the information referred to in the Paragraph above or to the Bank's business shall belong exclusively to the Bank and the Employee agrees to turn over to the Bank all copies of such materials in the Employee's possession or control (whether hard copy or electronic) at the Bank's request or upon the termination of the Employee's employment.

                  C. All intellectual property, including, but not limited to, all software (including, without limitation, computer programs, object code, source code, documentation, notes, records, work papers, and all other materials associated therewith), and all copyrights, trademarks, patents, trade secrets and other proprietary rights related thereto shall be deemed (1) the sole and exclusive property of the Bank (and/or the Bank's clients or customers if the Bank so determines), and (2) "trade secrets or other confidential information." The Employee also agrees that any work prepared for the Bank or its customers or clients that are susceptible of copyright protection shall be a work-made-for-hire for the Bank. If any such work is deemed for any reason not to be a work-made-for-hire, the Employee hereby agrees to irrevocably assign to the Bank all of the Employee's right, title and interest in and to the copyright in such work and the Employee further agrees to execute all such documents and assurances, and to take all such action, as the Bank shall request, in order to cause the rights assigned hereby fully to vest in the Bank. The Employee hereby waives all so-called "moral rights" relating to all work developed or produced by the Employee hereunder, including, without limitation, any and all rights of attribution, rights of approval, restriction or limitation of use or subsequent modifications. In furtherance of the foregoing, and not in limitation thereof, the Employee agrees to assign the Bank all of the Employee's right, title and interest in and to any and all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations and improvements conceived or made by the Employee, whether alone or with others, during the Employee's employment with the Bank, and which either (i) involve or are reasonably related to the Bank's business or (ii) incorporate or are based on, in whole or in part, any of the Bank's trade secrets or other confidential information. (all of the aforesaid sometimes referred to herein as the "Inventions"). The Employee agrees to disclose all Inventions to the Bank promptly, and to provide all assistance reasonably requested by the Bank in the preservation of the Bank's interest in the Inventions, such as by executing documents, testifying and the like, which assistance shall be provided at the Bank's expense but without any additional compensation to the Employee. The Employee shall, at the Bank's expense, assist the Bank or its nominee to obtain patent protection for such Inventions in any countries the Bank may elect in its sole discretion throughout the world. All Inventions shall be the property of the Bank or its nominees, whether patentable or not. The Employee hereby assigns and agrees to assign to the Bank, all of the Employee's right title and interest in and to all patent applications, patents and reissues related to any Inventions. The Employee agrees to execute, acknowledge and deliver all documents, and to provide other assistance, at the Bank's request and expense, during and subsequent to the Employee's employment by the Bank, confirming the complete ownership by the Bank of any and all Inventions, enabling the Bank or its nominees to apply for and maintain patent protection (if applicable), and/or any other legal protection that may then be available for the Inventions.

                  D. The Employee acknowledges that any breach of this Section will cause irreparable harm to the Bank and entitle the Bank to injunctive or other equitable relief, as well as damages. Damages shall include, but are not limited to, the Employee's payment of the court costs and reasonable attorneys' fees incurred by the Bank to enforce this Agreement.

         11. Governing Law. This Agreement shall be governed by, and enforceable by, the laws of the State of Maryland.


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         12. Other Agreements. Any earlier employment agreements between the
Employee and the Bank are hereby terminated and shall be of no further effect after the effective date himself.

         13.      Miscellaneous.
                  --------------

                  A. Any notices required by this Agreement shall (i) by made in writing and mailed by certified mail, return receipt requested, with adequate postage repaid; (ii) be deemed given when so mailed; (iii) be deemed received by the addressee within ten (10) days after given or when the certified mail receipt of such mail is executed, whichever if earlier; and (iv) in the case of the Bank, be mailed to its principal office, or in the case of the Employee, be mailed to the last address that the Employee has given to the Bank.

                  B. This Agreement may not be modified orally. Any changes, amendments, or modifications to this Agreement must be made in writing and signed by both parties.

                  C. Except as otherwise provided in this Agreement, if any term or provision of this Agreement is held to be illegal or invalid, said illegality or invalidity shall not affect the remaining terms or provisions hereof and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law.

                  D. This Agreement shall extend to, and be binding upon the Employee, and upon the Bank and its successors and assigns and the term "Bank" as used herein shall include its successors and assigns whether by merger, consolidation, combination or otherwise.



         IN WITNESS WHISEOF, the parties hereto have duly executed this Agreement, under seal, as of the day and year first hereinabove written.


ATTEST:
                                          OLD LINE BANK.


/s/ Christine M. Rush                     By:/s/ James W. Cornelsen       (SEAL)
-------------------------------              -----------------------------
Christine M. Rush, Secretary                 James W. Cornelsen, President and
                                             Chief Executive Officer

WITNESS:

/s/ Christine M. Rush                        /s/ Joseph Burnett           (SEAL)
-------------------------------              -----------------------------
                                             Joseph Burnett